EFFECTIVE AUGUST 23RD, 2004
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2005
IDM PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19591	33-0245076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5820 Nancy Ridge Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)
Registrant’s telephone number, including area code (858) 860-2500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
          We entered into an asset purchase agreement, dated November 23, 2005, with Pharmexa Inc., a Delaware corporation, a subsidiary of Pharmexa A/S, a Danish public limited company, or Pharmexa. A copy of the press release that we issued on November 25, 2005 announcing the proposed transaction with Pharmexa is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.
          Pursuant to the asset purchase agreement, subject to the terms and conditions set forth in the agreement, we will sell specific assets related to our infectious disease programs and certain other assets to Pharmexa for $12,000,000 in cash. In connection with the assets sale, we plan to enter into two separate, fully paid up perpetual license agreements with Pharmexa, which guarantee us continuing rights to use the PADRE® and Epitope Identification System (EIS®) technologies, included in the assets to be acquired by Pharmexa, in the cancer field. In addition, we plan to enter into a three-year services agreement with Pharmexa, which assures us of certain services required for our ongoing clinical trials of our EP-2101 therapeutic vaccine for non-small cell lung cancer, as well as access to expertise and know how related to epitope identification. The transaction includes the assumption by Pharmexa of our current lease at our San Diego facility and the transfer of 27 of our employees to Pharmexa. We retain all rights to our cancer programs following the closing of the transaction. The closing of the transaction is subject to certain conditions and is scheduled to occur on or about December 31, 2005.
          On November 23, 2005, Pharmexa A/S executed a guaranty in favor of us in order to guarantee the performance of Pharmexa under the asset purchase agreement and other agreements relating to the transaction.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
99.1          Press Release, dated November 25, 2005, entitled “IDM Pharma Enters Agreement to Sell Non-Core Assets to Pharmexa A/S for
                 $12 Million Cash.”

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDM PHARMA, INC.
Date: November 28, 2005	By:	/s/ ROBERT J. DE VAERE
Robert J. De Vaere
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated November 25, 2005, entitled “IDM Pharma Enters Agreement to Sell Non-Core Assets to Pharmexa A/S for $12 Million Cash.”